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Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-150502, 333-148999, 333-139780, 333-137592, 333-134297, 333-125628, 333-114676, 333-103877, 333-97851, 333-88324, 333-74532, 333-53892, 333-42948, 333-38770, 333-11033, 333-03065, 333-03067, 333-58027, 33-67858, 33-30939, 33-44211, 33-81984, 33-40849, 33-39169, 333-37063, 333-20447, 333-56103, and 333-65291; and Form S-3 Nos. 333-16309 and 333-77020) of Phoenix Technologies Ltd. of our audit report dated October 7, 2008, related to the financial statements of General Software, Inc. as of December 31, 2007, and the related statements of operations, shareholder’s equity, and cash flows for the year then ended.
/S/ PETERSON SULLIVAN LLP
Seattle, Washington
November 4, 2008